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                                                                   Exhibit 10.18

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

      This Severance Agreement and General Release (this "Agreement") is entered into by and between Paget Alves (including all successors, assigns and heirs, "Employee") and Centennial Communications Corp., and any and all of its affiliates, subsidiaries, predecessors, successors and assigns and any of its employees, directors, officers and shareholders (collectively "Employer").

                                    RECITALS

      A. Employee resigned from the employ of Employer effective January 31, 2003 (the "Resignation Date").

      B. Employee and Employer wish to permanently resolve any and all claims and disputes, whether known or unknown, which exist or may exist on Employee's behalf, including but not limited to any claims arising out of Employee's employment with Employer and the termination of that employment.

      NOW THEREFORE, in exchange for the consideration, covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

      1. Employer shall pay Employee the amounts set forth on Exhibit 1 hereto, subject to applicable tax withholdings. Employee acknowledges that Employee has been paid for any and all allowances or payments due and owing to Employee at the Resignation Date. Except as expressly provided herein, Employee acknowledges that he is not entitled to receive any vacation accrual or other payments or benefits after the Resignation Date.

      2. Effective on the Resignation Date, Employee will cease to participate in any Employer sponsored plans and benefits, including without limitation any employee stock option plan, employee stock purchase plan and 401(k) plan. All funds previously contributed to any stock purchase plan will be returned to Employee in accordance with the terms of such plan. Because none of Employee's stock options have vested prior to the Resignation Date, in accordance with the terms of Employer's Stock Option Plan and Employee's related Stock Option Agreements, all of Employee's stock options will terminate and be cancelled effective as of the Resignation Date.

      3. Employee hereby irrevocably fully waives, releases, acquits and forever discharges Employer from any and all claims, charges, complaints, liabilities, allegations, demands, injuries, debts, breaches, violations, acts or omissions and causes of action, known or unknown, suspected or unsuspected, past or present, foreseen or unforeseen, in law or in equity


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            which Employee now has, ever had or may hereafter have against
            Employer arising out of, directly or indirectly, or in any way relating to, Employee's employment with Employer or the termination of such employment, including any claims pursuant to any local, state, federal, or other laws, including without limitation, Puerto Rico and Dominican Republic laws (collectively, "Claims").

      4. Employee further covenants not to, directly or indirectly, bring any such Claims against Employer. Employee represents to Employer that he is the sole owner of any and all Claims that he is relinquishing by executing this Agreement and that no other person has any interest in any such Claims. Employee acknowledges that he has had the benefit of advice of competent legal counsel with respect to the decision to enter into this Agreement.

      5. Employee represents and warrants to Employer that on or prior to the date hereof (except as set forth on Schedule 1 hereto), Employee has
            (i) returned to Employer all keys, vehicles, computers, telephones, beepers, inventory and/or any other property of Employer including any and all confidential and proprietary information that is in Employee's possession or control and will make no further use of same after the date hereof and (ii) repaid Employer all amounts owing to Employer on account of advances and other expenses.

      6. Employee understands, acknowledges and agrees that he is waiving any and all Claims, which include without limitation, claims of wrongful discharge, breach of contract, lost wages, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Federal Rehabilitation Act of 1973, Employee Retirement Income Security of 1974, as amended, the Equal Pay Act of 1963, claims of unjustified dismissal (Law 80 of May 30, 1976); benefits of any kind, damages of any kind, any claim on wages under Puerto Rico's Civil Code; all claims involving violations of the Employer's rules, policies and procedures; wage and salary claims; Act No. 96 of June 26, 1956; Act No. 223 of July 23, 1974, Act No. 289 of 1946; Act No. 180 of July 27, 1998; Act No. 84 of August 1, 1995; Act No. 379 of May 15, 1948
            and Act No. 148 of June 30, 1969; discrimination on account of sex, religion, race, age, political ideas, social condition or origin, national origin, disability or any other reason prohibited by Puerto Rico Act No. 100 of June 30, 1959, Puerto Rico Act No. 69 of 1985, Puerto Rico Act No. 17 of April 22, 1988, Puerto Rico Act No. 3 of March 13, 1942, the Constitution of the Commonwealth of Puerto Rico, and any other Civil Rights laws; Family and Medical Leave Act; Federal Rehabilitation Act of 1973; ADEA, the Americans with Disabilities Act of 1990, Puerto Rico Act No. 44 of 1985; Puerto Rico Act No. 115 of December 20, 1991; the


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            Workers' Compensation Law of Puerto Rico; Puerto Rico Act No. 45 of
            April 18, 1935; Puerto Rico Act No. 139 of June 26, 1956 (SINOT); the Insurance Code of Puerto Rico; the Occupational Safety and Health Act (OSHA); Puerto Rico Safety and Health Act of 1975 (PROSHA); the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Health Insurance Portability and Accountability Act of 1996; or under any other federal, state or Commonwealth of Puerto Rico law, including Article 1802 of the Civil Code of Puerto Rico and all statutes on libel and defamation and further including without limitation any other federal, state or local laws and regulations relating to employment and/or employment discrimination, including any Commonwealth of Puerto Rico laws.

      7. Each party hereto promises and agrees that, unless compelled by legal process, it will not disclose to any third party (including, without limitation, any present or former employee of Employer) and will keep confidential the fact or terms of this Agreement, including without limitation the amounts referred to in this Agreement. Each party hereto may disclose the terms contained herein to attorneys, accountants, immediate family members and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which such party has contacted such advisors. Employer intends to file this Agreement with the Securities and Exchange Commission, to the extent required by applicable rules and regulations.

      8. Employee acknowledges that due to the position Employee has occupied and the responsibilities Employee has had while employed by Employer, Employee has received confidential and proprietary information concerning Employer. Employee hereby promises and agrees that, unless compelled by legal process, Employee will not disclose to any third party and will keep confidential all such confidential and proprietary information received, developed or learned by Employee while employed by Employer, including without limitation information concerning Employer's products, procedures, policies, customers, sales, prices, financial information, technical information, network information, employee information, marketing strategies, and the terms of Employer's contracts with third parties. In addition, Employee agrees to delete from his laptop computer as soon as practicable following the date hereof, all confidential information relating to Employer.

      9. Employee agrees that for a period of two years from the Resignation Date, he will not directly or indirectly induce or attempt to induce any employee of the Employer to leave the employ of the Employer.

      10. Employee agrees that it will not now, or in the future, make any disparaging statements (whether oral or written) concerning Employer.


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      11.   In exchange for the consideration to be received by Employee hereunder, which Employee expressly acknowledges is sufficient and satisfactory, Employee agrees that for a period of one year from the Resignation Date, Employee agrees that he will not, directly or indirectly, own, manage, control, participate in, consult with, render services for or in any manner engage in any business in the Service Area (as defined below) which shall compete with any business conducted by the Employer on the date hereof. For purposes of this covenant, the term Service Area means all geographic areas in which Employer operates on the date hereof. Employee acknowledges that he fully understands the scope and meaning of this non-compete provision and agrees that it is reasonable in light of the circumstances.

      12. Employee hereby acknowledges and agrees that a violation of Section 8, 9, 10 or 11 will cause irreparable injury to Employer and Employer will be entitled, in addition to any other rights and remedies Employer may have at law or in equity, to seek an injunction enjoining and restraining Employee from doing or continuing to do any such violative act.

      13. This Agreement and any documents referred to herein shall, in all respects, be interpreted, enforced, and governed by and under the laws of the State of New Jersey.

      14. Employee acknowledges that nothing herein shall be interpreted to be an admission of liability by Employer.

      15. Employee agrees that all covenants contained in this Agreement shall survive its execution.

      16. If any provision of this Agreement is deemed to be invalid or unenforceable, the remainder of the Agreement shall not be affected, and a suitable and equitable provision shall be substituted for the invalid and unenforceable provision in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

      17. Employee acknowledges and agrees that no promises or representations were made to Employee by any person which do not appear written herein and that Employee has not relied on any such promise or representation. This Agreement contains the entire agreement of the parties on the subject matter thereof. This Agreement may not be modified except by a writing signed by the parties or as provided in paragraph 16. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement with signatures by fax counting for all purposes as original signatures.


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      18.   Employee hereby acknowledges that Employee has read and understands this Agreement and that Employee signs this Agreement voluntarily, with full knowledge of any and all rights which he may have, and without coercion and was given the opportunity to review this Agreement with his attorney. Employee further acknowledges that the waivers Employee has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that Employee is forever foreclosed from pursuing any of the claims so waived. After having sufficient time to carefully read all the terms and conditions of this Agreement, Employee affirms that he completely understands the same, as well as their consequences. Employee acknowledges that he has been informed that he can, and must, seek legal counsel before signing this Agreement, and that a reasonable time of at least twenty-one (21) days has been given to seek such legal counsel. The parties agree that Employee has a period of seven
            (7) days from the date this Agreement is signed to revoke the same. For such reason, the parties agree that any payments to be made to Employee hereunder will be made after the seven (7) day period has expired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.


FEBRUARY 7, 2003

CENTENNIAL COMMUNICATIONS CORP.

By: /s/ Michael J. Small
   ----------------------------
Name:  Michael J. Small
Title: Chief Executive Officer
       and Director


PAGET ALVES

By: /s/ Paget Alves
   ----------------------------
Name: Paget Alves


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                                    EXHIBIT 1

      1. Base Salary. Twelve (12) months base salary ($300,000) to be paid to Employee in full on or prior to February 28, 2003.

      2. Bonus. Employee shall receive payment of the pro rata portion of his eligible target bonus through the Resignation Date. Such amount is equal to $129,323.43 and shall be paid to Employee in full on or prior to February 28, 2003.

      3. Vacation. Earned and unused vacation for 2 weeks will be paid to Employee as soon as reasonably practicable after the date hereof.

      4. Personal Property. Employee shall be permitted to maintain possession of his New Jersey wireless telephone and laptop computer. Employee will begin paying monthly changes on such wireless phone, effective May 1, 2003. Employee will have access to his Centennial e-mail account until April 30, 2003.

      5. Medical Benefits. Employer will continue to cover Employee under its medical and dental benefits programs in accordance with prior practice and subject to customary Employee contributions until the earlier to occur of (i) January 31, 2004 or (ii) the date that Employee has obtained similar benefits from a subsequent employer. Employee will notify Employer promptly upon the occurrence of clause
            (ii) above.

      6. Miscellaneous. Employer will reimburse Employee upon presentation of invoices or receipts for the following: (i) three months rent at his apartment (the "Apartment") in New Jersey (approximately $4,725),
            (ii) the cost of all utilities (water, gas and electric) at the Apartment through March 31, 2003, (iii) the cost of furniture rental for the Apartment through April 4, 2003 (approximately $1,052), (iv) the reasonable cost of shipping Employee's household goods from the Apartment to Austin, Texas, (v) one-way airfare from Austin, Texas to New Jersey for Employee and his spouse and the travel expenses to drive Employee's car from New Jersey to Austin, Texas and (vi) bona-fide business expenses incurred by Employee through January 28, 2003.


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